Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the to the inclusion in the Prospectus constituting part of the Registration Statement on Form F-l Amendment No. 4 (“Registration Statement”) of China Dredging Group Co., Ltd. (f/k/a Chardan Acquisition Corp.) of our report dated August 30, 2010 with respect to the financial statements of Chardan Acquisitions Corp. as of January 31, 2010 and September 30, 2009 and for the 4-month period ended January 31, 2010 and for the year ended September 30, 2009 and for the period from September 26, 2008 (Inception) to September 30, 2008 and the period September 26, 2008 (Inception) to January 31, 2010 which appear in such Registration Statement.  We also hereby consent to the references to our firm under the caption “Experts” in such Registration Statement.

/s/ WEBB & COMPANY, P.A.

WEBB & COMPANY, P.A.
Certified Public Accountants

Boynton Beach, Florida
June 27, 2011